                                                                    EXHIBIT 12


GTE North Incorporated and Subsidiary

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


                                                                     Six Months Ended
                                                                      June 30, 1997
                                                                   --------------------

Net earnings available for fixed charges:
  Income from continuing operations                                $            334,538
  Add - Income taxes                                                            197,772
        - Fixed charges                                                          68,014
                                                                   --------------------
Adjusted earnings                                                  $            600,324
                                                                   ====================

Fixed charges:
  Interest expense                                                 $             63,226
  Portion of rent expense
      representing interest                                                       4,788
                                                                   --------------------
Adjusted fixed charges                                             $             68,014
                                                                   ====================

RATIO OF EARNINGS TO FIXED CHARGES                                                 8.83
